MUSIC TONES LTD.
                    12146 East Amherst Circle
                      Aurora, Colorado 80014

                        February 20, 1997

Dr. Nicholas Levandoski, Director
Simplex Medical Systems, Inc.
430 Ansin Boulevard, Suite G
Hallandale, Florida  33009

     Re:  Proposed Exchange of Shares of Music Tones Ltd. ("Music
          Tones") for one hundred percent (100%) of the outstanding shares of Simplex Medical Systems, Inc. ("Simplex")

Dear Dr. Levandoski:

     This letter will confirm the recent discussions we have had with you and your representatives relative to the proposed exchange of shares of the common stock of Music Tones for all of the issued and outstanding common stock of Simplex. The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between Music Tones and Simplex (the "Agreement"), which among other things, would provide for the various matters set forth below:

     1. Music Tones will acquire all of the issued and outstanding common stock of Simplex from the shareholders of Simplex in exchange for 3,453,000 restricted shares of $.0001 par value common stock of Music Tones ("Music Tones Common Stock"), which will be delivered upon the closing of this transaction (the "Closing Date"). This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the shares of Music Tones received by Simplex share-holders will be received on a tax-free basis. The shares to be issued by Music Tones will be "restricted securities" as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares, and stop transfer orders placed against them.

     2. There are currently 36,000,000 shares of Music Tones Common Stock outstanding. Prior to the Closing, Music Tones will cancel 32,250,000 shares so that the number of shares outstanding just prior to Closing will be approx-imately 3,750,000. After the Closing of this transaction, there will be approximately 7,203,000 shares outstanding and the current shareholders of Simplex will own approximately 47.9% of the shares outstanding. These numbers do not reflect any shares which Simplex shareholders or associates buy directly from Music Tones shareholders. Upon Closing, Simplex will become a wholly-owned subsidiary of Music Tones.

     3. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Music Tones to issue or transfer from treasury any additional shares of its capital stock of any class.

     4. At the Closing, the present Music Tones officers and directors shall deliver to Simplex their respective letters of resignation, along with minutes of the Music Tones Board of Directors accepting such resignations and appointing to the Music Tones Board those persons designated by Simplex to be directors of Music Tones.

     5. Prior to Closing, Simplex will provide an unaudited consolidated balance sheet and income statement for the period ended October 31, 1996. Music Tones must be satisfied that the financials which will be required for Music Tones's SEC filings can be audited within 75 days after the Closing.

     6. Music Tones is a fully reporting company under Section 12(g) of the Securities Exchange Act of 1934. In addition, Music Tones's common stock is quoted on the NASD's OTC Bulletin Board under the symbol MTLE.

     7. On the Closing, Music Tones will have no assets and it will have no liabilities except for its costs of completing this transaction which will not exceed $10,000. These costs will be paid out of the $10,000 which has been escrowed with Krys Boyle Freedman Scott & Sawyer, P.C.

     8. Each party shall warrant in the Agreement that no finders fees are owed and further, shall indemnify and hold harmless the other party from such obligation.

     9. Once this letter is executed, all parties hereto, in reliance upon the agreement represented herein, shall not, for a period of 30 days from the date of execution hereof, negotiate with any other public company with respect to undertaking any merger or stock or asset acquisition. Both parties hereto agree to proceed diligently with the completion of all necessary due diligence and the drafting of all necessary documentation and agreements.

     10. Music Tones and Simplex will take all necessary steps to call meetings of their respective directors as soon as possible to approve the terms of this Letter of Intent.

     11. Upon the signing of this Letter of Intent, Music Tones and Simplex will provide to each other full access to their books and records and will furnish financials and operating data and such other information with respect to their business and assets as may reasonably be requested from time to time. If the proposed transaction is not consummated, all parties shall keep confidential any information (unless ascertainable from public filings or published information) obtained concerning the other's operations, assets and business.

     12. Simplex will pay the legal expenses reasonably incurred in connection with this transaction whether or not the transaction is consummated. Such fees will not exceed the $10,000 which has been deposited by Simplex or its as-sociates in the trust account of Krys Boyle Freedman Scott & Sawyer, P.C.
If the transaction is completed, the $10,000 will be credited toward Simplex's obligation to pay the expenses of this transaction.

     13. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     14. Upon the execution by you and return to us of this Letter of Intent, counsel for Simplex and Music Tones will prepare an Exchange Agreement which shall contain provisions in accordance with this Letter together with such further appropriate terms and conditions as legal counsel and the parties may mutually determine. The Exchange Agreement shall be subject, in all respects, to the approval of the respective Boards of Directors of Music Tones and Simplex.

     15. It is understood that the terms set forth in this Letter may not constitute all of the major terms which will be included in the Exchange Agreement, that the terms set forth herein are subject to further discussion and negotiation, and that this Letter is an expression of intent only and is not to create or result in any legally binding obligation upon the parties hereto except with respect to paragraphs 8, 10 and 11 and the obligation to pursue negotiations in good faith.

     If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this Letter.

MUSIC TONES LTD.                    SIMPLEX MEDICAL SYSTEMS, INC.

By:/s/ Daniel C. Steinberg          By:/s/ Nicholas Levandoski
   Daniel C. Steinberg, President      Dr. Nicholas Levandoski, Director